Exhibit 99.1

FOR FURTHER INFORMATION:

Peter B. Bedford

Hanh Kihara

Chairman of the Board and

Chief Financial Officer

Chief Executive Officer

(925) 283-8910

FOR IMMEDIATE RELEASE

BEDFORD PROPERTY INVESTORS

ANNOUNCES THIRD QUARTER AND NINE MONTHS 2005 RESULTS

LAFAYETTE, CA – October 17, 2005 – Bedford Property Investors, Inc. (NYSE:BED) today announced its financial results for the third quarter and nine months ended September 30, 2005.  Diluted earnings per share of common stock (EPS) for the third quarter of 2005 was $0.11 compared with diluted EPS of $0.21 achieved for the third quarter of 2004.  EPS for the nine months ended September 30, 2005 was $1.10 compared with $0.81 for the nine months of 2004.  Funds from operations (FFO) per share of common stock for the third quarter of 2005 was $0.41 compared with FFO per share of $0.69 achieved for the third quarter of 2004.  FFO per share of common stock for the first nine months of 2005 was $1.30 compared with FFO per share of common stock of $2.17 achieved in the first nine months of 2004.

Financial Results

Net income available to common stockholders for the third quarter of 2005 decreased by approximately $1,615,000 when compared with the third quarter of 2004.  The decrease is primarily due to the decreases in income from continuing operations of $2,302,000 and income from discontinued operations of $2,171,000, partially offset by gain on sale of $2,744,000.  Net income available to common stockholders for the first nine months of 2005 increased by approximately $4,319,000 when compared with the same period in 2004.   The increase in net income available to common stockholders for the first nine months of 2005 is mainly due to gains of approximately $18,983,000 realized from the sales of operating properties, partially offset by decreases in income from continuing operations of $6,691,000 and income of discontinued operations of $5,800,000, and an increase in preferred dividends of $2,173,000.

Income from continuing operations (which excludes the operating results from properties sold and gains on sales) for the third quarter and the first nine months of 2005 decreased $2,302,000 and $6,691,000, respectively, when compared to the same periods in 2004.  These decreases are the result of the loss of net operating income from the properties we sold in 2004 and 2005, continued rental rate reductions on our lease renewals and re-leasing activities, declines in the operating portfolio occupancy, and increases in depreciation expense, primarily due to improvements of real estate and properties acquired and developed in 2004 and 2005.  These decreases were partially offset by additional net operating income resulting from the properties acquired in 2004 and development activities in 2004 and 2005.

FFO for the third quarter of 2005 was approximately $6,427,000, compared to approximately $11,064,000 for the same period in 2004.  FFO for the nine months ended September 30, 2005 was approximately $20,484,000, compared to approximately $34,934,000 for the same period in 2004.  FFO is a non-GAAP financial measurement used by real estate investment trusts to measure and compare operating performance and is generally defined as net income computed in accordance with GAAP, excluding extraordinary items and gains or losses from sales of property, plus depreciation and amortization of assets related to real estate, and after adjustments for unconsolidated partnerships and joint ventures.  A reconciliation of our FFO to our net income available to common stockholders (the most directly comparable GAAP measure) is included in the financial data accompanying this press release.

Property Operations

As of September 30, 2005, we owned and managed approximately 7.5 million square feet of suburban office and industrial properties which consisted of 82 operating properties totaling approximately 7 million square feet and five development and rehabilitation projects totaling approximately 471,000 square feet.

At the end of the third quarter of 2005, our 7.5 million square foot portfolio was 84% occupied, while our operating portfolio was 89% occupied.

During the third quarter of 2005, we renewed and re-leased 180,347 square feet, or 68%, of the expiring square footage of 265,285.  The average change in rental rates (on a cash basis) in these new leases was a decrease of 17.4%.  For the nine months ended September 30, 2005, we renewed and re-leased 787,274 square feet, or 69%, of the expiring square footage.  The average change in rental rates (on a cash basis) in these new leases was a decrease of 15.3%.

Property Dispositions

In the third quarter of 2005, we sold one operating property for $9,500,000.  This sale consisted of a vacant R&D building of 87,953 square feet and generated a gain on sale of real estate investments of approximately $2,744,000.

During the nine months ended September 30, 2005, we sold seven operating properties in three transactions for a total of $53,050,000.  These sales consisted of two office and five R & D buildings totaling 379,919 square feet and generated aggregate gains on sale of real estate investments of $18,733,000.  In addition, we recorded a gain of $250,000 from funds released from escrow in the first quarter of 2005 in connection with a property sold in the fourth quarter of 2004.

Stock Repurchase

During the third quarter of 2005, we repurchased 234,316 shares of our common stock at an average cost of $22.10 per share.  Of the 234,316 shares repurchased, 6,482 shares were repurchased from our employees in connection with the exercise of stock options.  The remaining 227,834 shares were repurchased on the open market pursuant to our common stock share repurchase program.  Since the inception of this repurchase program in November 1998, we have repurchased a total of 8,928,660 shares of our common stock at an average cost of $19.38 per share, which represents 39.4% of the shares of common stock outstanding at November 30, 1998.

Company Information

We are a self-administered equity real estate investment trust that acquires, develops, owns and operates multi-tenant suburban office and industrial properties in Arizona, California, Colorado, Nevada, Oregon and Washington. As of September 30, 2005, we had 487 tenants.

We are traded on the New York Stock Exchange and the Pacific Exchange under the symbol “BED”, and our website is www.bedfordproperty.com.

Investors, analysts and other interested parties are invited to join our quarterly conference call on Tuesday, October 18, 2005 at 8:00 a.m. PDT.  To participate, callers may dial (866) 641-2830 and state ID#: 9459097 and conference call leader Hanh Kihara, five minutes beforehand.  Investors also have the opportunity to listen to the conference call live on the Internet, at our website at www.bedfordproperty.com, under Investor Relations – Investor Overview, by clicking on the webcast icon.  A telephonic replay of the call will be available through November 18, 2005 at (800) 642-1687, ID#: 9459097.

-Financial Tables Follow-

***

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(Unaudited; in thousands, except share and per share amounts)

	September 30, 2005	December 31, 2004(1)
Assets

Real estate investments:
Industrial buildings	$397,166	$417,613
Office buildings	343,585	332,695
Properties under development	4,201	29,716
Land held for development	12,683	13,529
	757,635	793,553
Less accumulated depreciation	93,716	85,436
	663,919	708,117
Operating properties held for sale, net	26,597	8,293
Total real estate investments	690,516	716,410

Cash and cash equivalents	979	24,218
Accounts receivable, net	662	679
Notes receivable, net	-	6,820
Other assets	42,847	45,356

Total assets	$735,004	$793,483

Liabilities and Stockholders’ Equity

Bank loan payable	$ 59,351	$ -
Mortgage loans payable	306,264	351,335
Accounts payable and accrued expenses	11,218	13,135
Dividends payable	10,200	63,898
Other liabilities	11,900	14,657

Total liabilities	398,933	443,025

Stockholders’ equity: Preferred stock, $0.01 par value; authorized 6,795,000 shares; issued none	-	-
Series A 8.75% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 805,000 shares at September 30, 2005 and December 31, 2004; stated liquidation preference of $40,250	38,947	38,947
Series B 7.625% cumulative redeemable preferred stock, $0.01 par value; authorized and issued 2,400,000 shares at September 30, 2005 and December 31, 2004; stated liquidation preference of $60,000	57,769	57,769
Common stock, $0.02 par value; authorized 50,000,000 shares; issued and outstanding 16,031,240 shares at September 30, 2005 and 16,325,584 shares at December 31, 2004	320	326
Additional paid-in capital	282,724	289,132
Deferred stock compensation	(10,449)	(10,114)
Accumulated dividends in excess of net income	(33,240)	(25,700)
Accumulated other comprehensive income	-	98

Total stockholders’ equity	336,071	350,458

Total liabilities and stockholders' equity	$735,004	$793,483

(1)

The information in this column was derived from the Company’s audited consolidated balance sheet for the year ended December 31, 2004.

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(Unaudited; in thousands, except share and per share amounts)

	Three Months		Nine Months
	2005	2004	2005	2004
Rental income	$ 22,126	$ 22,308	$ 67,181	$ 65,732
Rental expenses:
Operating expenses	4,929	4,008	13,937	11,414
Real estate taxes	2,352	2,288	7,897	7,079
Depreciation and amortization	7,217	6,651	21,451	18,842
General and administrative expenses	1,677	1,655	5,790	4,743
Income from operations	5,951	7,706	18,106	23,654

Other income (expense)
Interest income	7	9	173	38
Interest expense	(5,123)	(4,578)	(15,200)	(13,922)

Income from continuing operations	835	3,137	3,079	9,770

Discontinued operations:
Income from discontinued operations	207	2,378	1,317	7,117
Gain on sale of operating properties	2,744	-	18,983	-

Income from discontinued operations	2,951	2,378	20,300	7,117

Net income	3,786	5,515	23,379	16,887
Preferred dividends – Series A	(880)	(880)	(2,641)	(2,641)
Preferred dividends – Series B	(1,144)	(1,258)	(3,431)	(1,258)

Net income available to common stockholders	$ 1,762	$ 3,377	$ 17,307	$ 12,988

Income per common share – basic:
(Loss) income from continuing operations	$ (0.08)	$ 0.06	$ (0.19)	$ 0.37
Income from discontinued operations	0.19	0.15	1.29	0.45
Net income available to common stockholders	$ 0.11	$ 0.21	$ 1.10	$ 0.82

Weighted average number of shares – basic	15,580,684	15,743,554	15,726,617	15,846,577

Income per common share – diluted:
(Loss) income from continuing operations	$ (0.08)	$ 0.06	$ (0.19)	$ 0.37
Income from discontinued operations	0.19	0.15	1.29	0.44
Net income available to common stockholders	$ 0.11	$ 0.21	$ 1.10	$ 0.81

Weighted average number of shares – diluted	15,624,212	15,977,814	15,788,251	16,124,418

BEDFORD PROPERTY INVESTORS, INC.

CONSOLIDATED FUNDS FROM OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

 (in thousands, except share and per share amounts)

	Three Months		Nine Months
	2005	2004	2005	2004

Net income available to common stockholders	$ 1,762	$ 3,377	$ 17,307	$ 12,988
Adjustments:
Depreciation and amortization:
Continuing operations	7,217	6,651	21,451	18,842
Discontinued operations	192	1,036	709	3,104
Gain on sale of operating properties	(2,744)	-	(18,983)	-

Funds from Operations (FFO)(1)	$ 6,427	$ 11,064	$ 20,484	$ 34,934

FFO per share – diluted	$ 0.41	$ 0.69	$ 1.30	$ 2.17

Weighted average number of shares – diluted	15,624,212	15,977,814	15,788,251	16,124,418

(1)

Although FFO is not a financial measure calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), we believe that FFO is an appropriate alternative measure of the performance of an equity real estate investment trust (REIT).  Presentation of this information provides the reader with an additional measure to compare the performance of equity REITs. FFO is generally defined by the National Association of Real Estate Investment Trusts as net income (loss) (computed in accordance with GAAP), excluding extraordinary items such as gains (losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  FFO as set forth in the table above has been computed in accordance with this definition.  FFO does not represent cash generated by operating activities in accordance with GAAP; it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.  Furthermore, FFO as disclosed by other REITs may not be comparable to our presentation.  The most directly comparable financial measure calculated in accordance with GAAP to FFO is net income available to common stockholders.